Exhibit 16.3

2900 Bell Tower 10104-103 Avenue Edmonton, Alberta T5J 0H8 Tel: 780.424.3000 Fax: 780.429.4817 www.krpgroup.com An independent member firm of DFK

February 16, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC

20549 USA

Dear Sir/Madam:

Re:	Elandia Inc.

Form 10/A

File Number: 0-51805

We are the former independent auditors for Datec Group Limited (“Datec”) and, during January 2006, we resigned as principal auditors of Datec. We have read Item 14 which is disclosed in the Company’s Amendment No. 2 to Registration Statement on Form 10/A, which the Company expects to file with the Securities and Exchange Commission on or around February 16, 2007, and we are in agreement with the statements contained therein, insofar only as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Kingston Ross Pasnak LLP
Kingston Ross Pasnak LLP
Chartered Accountants Edmonton, Alberta